Exhibit 99.1

Jade Biosciences Reports Second Quarter 2026 Financial Results and Provides Corporate Update

•	Announced positive interim Phase 1 results for JADE101 demonstrating potential for every 12-week subcutaneous dosing and best-in-class clinical activity in IgA nephropathy

•	Phase 2 JADE101 clinical trial in IgA nephropathy underway; interim data expected in 2027

•	Phase 3 JADE101 registrational trial in IgA nephropathy expected to begin in the first half of 2027

•	Began dosing participants with rheumatoid arthritis in Phase 1 trial of JADE201; interim data expected in 2027

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JADE301, a potentially best-in-class, half-life–extended anti-IFN-ß for dermatomyositis, now expected to initiate a Phase 1 healthy volunteer trial in the fourth quarter of 2026, with interim data anticipated in second half of 2027

•	Cash, cash equivalents, and investments of $461 million as of June 30, 2026 expected to provide runway into the fourth quarter of 2028

San Francisco and Vancouver, British Columbia – August 10, 2026 – Jade Biosciences, Inc. (“Jade” or the “Company”) (Nasdaq: JBIO), a clinical-stage biotechnology company focused on developing best-in-class therapies for autoimmune diseases, today announced financial results for the second quarter ending June 30, 2026, and provided a corporate update.

“This was an important period for Jade as we reported positive interim Phase 1 data for JADE101 that exceeded our expectations across biomarker activity and durability, with a favorable safety profile, strengthening our conviction to rapidly advance the compound to deliver a potentially best-in-class profile in IgA nephropathy,” said Tom Frohlich, Chief Executive Officer of Jade Biosciences. “We are also excited by the momentum behind the rest of our pipeline, including JADE301, our half-life–extended anti-IFN-ß monoclonal antibody in development for dermatomyositis, which we are advancing toward Phase 1 initiation ahead of plan. We believe the clinically validated anti- IFN-ß mechanism, together with JADE301’s differentiated target product profile, supports our strategy of developing disease-modifying therapies in areas with large unmet need. Alongside the continued clinical progress of JADE201, these advances reinforce our confidence in the potential of our pipeline.”

Pipeline and Corporate Updates

JADE101: anti-APRIL monoclonal antibody for IgA nephropathy (IgAN)

•	Announced positive interim data from the Phase 1 JADE101 trial, which were subsequently presented at the 63rd European Renal Association (ERA) Congress. Key results included:

•	Mean IgA reductions reached approximately 70% from baseline after a single 700 mg dose. Duration of IgA reductions supports the potential for an every 12-week maintenance dosing interval.

•	Greater than 70% IgA reductions simulated at steady state with a single 350 mg subcutaneous maintenance injection every 12 weeks following one 700 mg induction dose.

•	JADE101 was well-tolerated across all doses.

•	Announced dosing began in JUNIPER, a Phase 2 trial of JADE101 in IgAN. A Trial-in-Progress update on JUNIPER was presented during the 63rd ERA Congress. Interim data are expected in 2027.

•	Jade plans to initiate a registrational Phase 3 clinical trial in the first half of 2027, pending feedback and requirements from the U.S. Food and Drug Administration.

JADE201: anti-BAFF-R monoclonal antibody for autoimmune diseases

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Announced dosing began in the Phase 1 clinical trial evaluating JADE201 in participants with rheumatoid arthritis; interim, biomarker-rich data expected in 2027 are anticipated to inform indication prioritization and a focused clinical development strategy.

•	JADE201 has broad potential across multiple autoimmune indications supported by B cell and BAFF-R biology.

JADE301: anti- IFN-ß monoclonal antibody for dermatomyositis

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Jade today unveiled JADE301, a potentially best-in-class monoclonal antibody in development for dermatomyositis (DM), a rare and debilitating autoimmune disease in which excessive IFN-ß activity is believed to be the central driver of muscle and skin pathology.

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JADE301 is a selective anti-IFN-ß monoclonal antibody designed for subcutaneous administration at extended dosing intervals. By selectively targeting a key upstream mediator of disease biology, it has the potential to address DM while avoiding broad inhibition of multiple cytokine-signaling pathways.

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JADE301 targets a validated mechanism in DM with a differentiated molecular profile, including a YTE half-life–extending modification. This profile has the potential for meaningful efficacy across muscle and skin manifestations, a favorable tolerability profile, and convenient, infrequent subcutaneous dosing.

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Approximately 50,000 adults in the U.S. are affected by DM, and up to 80% of patients experience chronic, painful disease. This significant unmet need highlights the importance of more effective, durable, and well-tolerated treatment options.

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Jade plans to present preclinical data further characterizing JADE301 at the 2026 European Academy of Dermatology and Venereology Congress, taking place September 30–October 3, 2026, in Vienna, Austria.

•	A Phase 1 trial in healthy volunteers is now expected to begin in the fourth quarter of 2026, with interim data anticipated in the second half of 2027.

Corporate

•	Completed a $172.5 million public offering, extending expected runway into the fourth quarter of 2028.

•	Announced Mark Eisner, M.D., M.P.H., was appointed to the Jade Board of Directors. Dr. Eisner has more than 25 years of leadership in clinical development and immunology.

Second Quarter 2026 Financial Results

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Cash Position: As of June 30, 2026, Jade had cash, cash equivalents, and investments of $461.2 million. Based on its current operating plans, Jade believes that its existing cash, cash equivalents and investments will enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2028.

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Research and Development (R&D) expenses: R&D expenses were $50.1 million for the second quarter ended June 30, 2026 and included $10.6 million in stock-based compensation expense. R&D expenses were $22.5 million for the quarter ended June 30, 2025 and included $2.6 million in stock-based compensation expense. R&D expenses increased primarily due to increased costs around chemistry, manufacturing and controls, clinical activity, one-time development milestone payments, and personnel-related costs and related stock-based compensation expense.

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General and Administrative (G&A) expenses: G&A expenses were $8.9 million for the second quarter ended June 30, 2026 and included $3.0 million in stock-based compensation expense. G&A expenses were $5.2 million for the quarter ended June 30, 2025 and included $1.4 million in stock-based compensation expense. The increase in G&A expenses was primarily due to higher personnel-related costs and related stock-based compensation expense.

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Net loss: Net loss totaled $55.8 million for the second quarter ended June 30, 2026, compared to $32.1 million for the quarter ended June 30, 2025. Net loss increased primarily due to higher R&D and G&A expenses, as described above.

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Shares Outstanding: As of June 30, 2026, Jade had approximately 83,893,254 shares of common stock and common stock equivalents outstanding, including shares underlying pre-funded warrants and non-voting convertible preferred stock.

About Jade Biosciences, Inc.

Jade Biosciences is a clinical-stage biotechnology company focused on developing best-in-class therapies that address critical unmet needs in autoimmune diseases. Jade’s lead candidate, JADE101, targets the cytokine APRIL, and is currently being evaluated for the treatment of immunoglobulin A nephropathy. Jade’s pipeline also includes JADE201, an afucosylated anti-BAFF-R monoclonal antibody, as well as JADE301, an anti-IFN-ß monoclonal antibody. Jade was launched based on assets licensed from Paragon Therapeutics, an antibody discovery engine founded by Fairmount. For more information, visit JadeBiosciences.com and follow the Company on LinkedIn.

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Jade’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation: Jade’s ability to achieve the expected benefits or opportunities with respect to JADE101, JADE201 and JADE301 and their best-in-class potential; the potential markets for Jade’s product candidates; the expected timeline for the availability of interim data from the Phase 2 clinical trial of JADE101; Jade’s plans to conduct a Phase 3 clinical trial of JADE101, the design and timing thereof and Jade’s expectations that such trial will serve as a registrational study; Jade’s proposed dosing strategy for JADE101; projected or simulated pharmacodynamic outcomes, including steady-state IgA reductions; the expected timelines for the initiation of the Phase 1 clinical trial of JADE301 and for the availability of interim data from the Phase 1 clinical trials of JADE201 and JADE301; expectations regarding the type of data anticipated to be received from the Phase 1 clinical trial of JADE201; the potential therapeutic uses, efficacy, durability, safety profiles, and dosing of JADE101, JADE201 and JADE301; the anticipated use of net proceeds from the referenced public offering; and the potential for Jade’s cash runway to extend into the fourth quarter of 2028. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Jade will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Jade’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: interim results of a clinical trial are not necessarily indicative of final results and one or more of the outcomes may materially change following more comprehensive reviews of the data, as follow-up on the outcome of any particular participant continues and as more participant or final data becomes available; modeled and predicted data for JADE101 may not be realized in actual clinical studies; the ongoing and planned clinical trials of JADE101, JADE201 and JADE301 and any other clinical trials may be delayed or may not demonstrate desirable efficacy or predicted performance; Jade’s planned JADE101 Phase 3 clinical trial may be delayed based on FDA feedback or requirements, as the FDA retains broad discretion to require additional clinical data for any product candidate prior to the conduct of a Phase 3 clinical trial or submission for regulatory approval; even if such Phase 3 trial is successful, it may not support regulatory approval; adverse events and safety signals may occur; Jade may experience unanticipated costs, difficulties or delays in the product development process; Jade’s product candidates may be delayed to a point where they are not commercially viable; clinical trial start up, enrollment or regulatory challenges may occur; challenges associated with Jade’s dependence on third-party vendors for the development, manufacture and supply of its product candidates may occur; Jade may use its capital resources sooner than expected; and the other risks, uncertainties and factors more fully described in Jade’s most recent filings with the Securities and Exchange Commission (including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026). Should one or more of these risks or uncertainties materialize, or should any of Jade’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Jade does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements, except as required by law. This communication does not purport to summarize all of the conditions, risks and other attributes of an investment in Jade.

Jade Biosciences Contact

Priyanka Shah

Media@JadeBiosciences.com

IR@JadeBiosciences.com

908-447-6134

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and investments	$461,205	$336,158
Other assets	10,908	13,623

Total assets	$472,113	$349,781

Total liabilities	$32,198	$17,263

Total stockholders’ equity	439,915	332,518

Total liabilities and stockholders’ equity	$472,113	$349,781

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Operating expenses
Research and development(1)	$50,065	$22,547	$86,118	$42,570
General and administrative(2)	8,851	5,231	16,243	8,592

Total operating expenses	58,916	27,778	102,361	51,162

Loss from operations	(58,916)	(27,778)	(102,361)	(51,162)
Other income (expense):
Interest income	3,228	1,828	6,330	2,443
Change in fair value of Convertible Notes payable(3)	—	(6,184)	—	(21,584)
Other expense	(62)	—	(71)	—

Total other income (expense), net	3,166	(4,356)	6,259	(19,141)

Net loss before income tax expense	(55,750)	(32,134)	(96,102)	(70,303)

Income tax expense	(15)	—	(31)	—

Net loss	(55,765)	(32,134)	(96,133)	(70,303)

Other comprehensive income (loss):
Currency translation adjustment	$(73)	$(24)	$(71)	$(24)
Unrealized loss on investments	$(245)	$—	$(718)	$—

Comprehensive loss	$(56,083)	$(32,158)	$(96,922)	$(70,327)

Net loss per share attributable to common stockholders, basic and diluted	$(0.76)	$(0.86)	$(1.33)	$(3.45)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(756.93)	$(863.46)	$(1,334.34)	$(3,450.78)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	61,050,775	28,431,158	59,423,013	15,932,206

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	12,622	8,781	12,622	4,439

(1)

Includes related party amounts of $13.0 million and $17.3 million for the three and six months ended June 30, 2026, respectively, and $3.9 million and $11.7 million for the three and six months ended June 30, 2025, respectively.

(2)

Includes no related party amount for the three months ended June 30, 2026 and $0.2 million for the six months ended June 30, 2026. Includes related party amounts of $0.1 million for each of the three and six months ended June 30, 2025, respectively.

(3)	Includes no related party amounts for the three and six months ended June 30, 2026 and $1.3 million and $4.6 million for the three and six months ended June 30, 2025, respectively.